ASSET PURCHASE AGREEMENT

By and Between

OW HOLDINGS, INC., as Seller,

and

SITESTAR CORPORATION, as Buyer,

February 28, 2007

TABLE OF CONTENTS

EXHIBITS

Annex I  Certain Definitions

SCHEDULES

2.1(c)	List of Customers
2.1(c)(i)	Excluded High Bandwidth Customers
2.1(c)(iv)	Excluded Broadband Customers
2.1(e)	Equipment Conveyed
2.1(j)	Domain Names
2.4	Transition Plan
2.4(a)	Transition Related Expenses
3.1(a)	Accounts Payable
3.1(d)	Contracts to be assumed
4.1(a)	Estimated Purchase Price
4.3(b)	Active Prepaid Service Contracts
5.11	Litigation
5.16(a)	Telecom circuits and Service Contracts
8.2(a)(vii)	Disputed Accounts Payable

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”)is entered into as of the 28th day of February, 2007, by and between OW Holdings, Inc., a Wyoming corporation (“Seller”), and Sitestar Corporation a Nevada corporation (“Buyer”).

WITNESSETH:

RECITALS

A.  Seller operates a business known as “OneWest.net,” which provides Internet services to residential and commercial customers, including principally dial-up and high speed Internet access and hosting services (the “Business”).

B.  Seller now desires to sell to Buyer and Buyer now desires to purchase from Seller certain of the assets owned by Seller and/or used or held for use in the operation of the Business, and in connection therewith Buyer is willing to assume certain limited liabilities of Seller relating to the Business, all on the terms and conditions as more fully set forth in this Agreement.

C.  The Parties have agreed that an orderly consummation of this transaction requires three distinct steps as described herein so that the funds are remitted to Seller and the assets are transferred to Buyer.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the Parties agree as follows:

AGREEMENT

ARTICLE 1. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. All terms not defined when used shall have the respective meanings given such terms in Annex I.

1.2 Accounting Terms. All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under GAAP.

1.3 Other Definition Provisions. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa and “or” is used in the sense of “and/or.” The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

1.4 Transaction timeline terminology. This transaction shall be consummated in three steps. In this Agreement these are referred to as:

(a) “Closing” SIX HUNDRED THOUSAND DOLLARS ($600,000) of the Estimated Purchase Price is transferred from Buyer to Seller. The Estimated Purchase Price computation is based on Seller’s audit of the revenue generated by the customers contained in the PLATYPUS database. The Closing will be during business hours on February 28, 2007.

(b) “Transfer” The Acquired Assets and billing responsibilities and Assumed Liabilities are transferred to control of the Buyer with the customer database and supporting information. Transfer shall occur at midnight on February 28, 2007.

(c) “Settlement” This occurs within 90 days after Transfer. Buyer shall have 90 days (the “Holdback Period”)within which to confirm Seller’s computation of the Purchase Price and reconcile other adjustments as set forth herein. The balance of the purchase price as adjusted shall be paid not later than 90 days after Transfer.

ARTICLE 2.
PURCHASE AND SALE OF ASSETS

2.1 Assets to be Sold to Buyer. On the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties herein contained, Seller shall sell, assign, transfer, convey and deliver to Buyer, on the Closing Date, free and clear of all Liens, all of the assets described herein (collectively, the “Acquired Assets or Assets”). , Such Acquired Assets shall include, without limitation, all right, title and interest of Seller in, to and under the following:

(a)  Accounts Receivable. Any and all accounts receivable from conveyed Customers of Good Standing of Seller that are due and collectable as of Transfer including all Accounts Receivable due from USAC.

(b)  Prepaid Expenses. All prepaid expenses existing as of the Closing Date (“Prepaid Expenses”);

(c)  Clients and Customers All current clients and customers of the Business in all Wyoming, Idaho and Montana locations, which are set forth on Schedule 2.1(c), including, without limitation, the following:

(i)	Dedicated Access High Bandwidth Customers, except for certain Wyoming customers identified in Schedule 2.1(c)(i);

(ii)	Dial-Up Customers including “IKANO Customers”, Email customers and value-added service (i.e., web acceleration) customers

(iii)	Web and Domain Hosting Customers; and

(iv)
Qwest DSL Customers (It is expressly understood that there are certain broadband customers served by wireless and Contact DSL which are not a part of this Agreement, which customers are identified in Schedule 2.1(c)(iv));

(d)  Asset Contracts. All the client and customer contracts and agreements of the Business, including without limitation, those listed in Sections 2.1(c)(i) through 2.1(c)(iv).

(e)  Equipment All computer servers used exclusively for the provision of services for the Clients and Customers of the Business and listed on Schedule 2.1(e);

(f)  Claims and Rights. All claims and rights of every kind relating to the Acquired Assets of the Business, including, without limitation, all deposits, prepayments and prepaid expenses, refunds.

(g)  Governmental Authorizations. All Governmental Authorizations and all pending applications therefore or renewals thereof to the extent transferable Buyer;

(h)  Books and Records, etc. Copies of all operating data and billing records, including, without limitation, databases, accounts, prospect lists, client lists, archives, and related materials used or held for use in the Business and relating to the Acquired Assets.

(i)  Web Site Copies of all files that comprise the web site known as www.OneWest.net.

(j)  Seller Owned Internet Domains. All Company owned domains used for the purpose of operating the Business, including Domain Names. Such domains are listed in schedule 2.1(j).

(k)  Telephone Numbers All telephone, telex, telecopy and telecommunication numbers (except DID phone numbers), e-mail addresses; and

(l)  Goodwill. All goodwill related to the Business.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, all of the right, title and interest of Seller in, to and under the following assets, properties and other rights (collectively, the “Excluded Assets”) shall be excluded from the Acquired Assets:

(a)  All wireless broadband and Contact DSL customers

(b)  All Seller cash on hand, investments and marketable securities.

(c)  All Seller-owned furniture, fixtures and equipment not listed on Schedule 2.1(c);

(d)  All Tax returns and Tax refund claims of any type or description for matters arising prior to the Closing Date;

(e)  All Accounts Receivable presently under the control of a collection agency;

(f)  All Benefit Plans and any employment agreements with any Business Employee (unless specifically assigned to Buyer herein);

(g)  All insurance policies and rights thereunder, other than claims with respect to Acquired Assets;

(h)  All rights and obligations of Seller under any Business Contract that is not assigned to Buyer as an Acquired Contract;

(i)  The company books and records of Seller, including its Articles of Incorporation and Bylaws, seals, minute books, and other documents relating to the organization, maintenance and existence of Seller as a corporation; and

(j)  All information pertaining to shareholders and investors in the Seller.

2.3 Assignment of Contracts and Rights. Other than the Acquired Contracts, Buyer assumes no rights or responsibilities for any contracts, agreements, commitments, obligations, liabilities or any other duties of Seller except as specifically set forth in Schedule 3.1(d) or elsewhere in this agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Governmental Authorization or any instrument, contract, lease, permit or other arrangement included among the Acquired Assets or Acquired Contracts, or any claim or right or any benefit arising thereunder or resulting therefrom, if an assignment or transfer thereof, without the consent of a necessary third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder; any assignment or transfer which requires such a consent shall be made subject to such consent being obtained. Seller shall use its best efforts at all times (before and after Closing, as applicable) to obtain required consents to assignment of the Acquired Contracts; and if a consent is not obtained, or if an assignment thereof would be ineffective as to Buyer, Seller and Buyer will enter into an arrangement acceptable to Buyer under which Buyer will obtain the benefits and assume the obligations thereunder in accordance with this Agreement, whether by subcontract, sub-license or sublease, and by which Seller would enforce such rights and/or agreements for the benefit of Buyer. To the extent such an arrangement is effected, Seller shall promptly pay to Buyer all monies received by Seller under any Acquired Assets or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Seller acknowledges that the assignment of certain Acquired Contracts is material to this agreement. Nothing herein shall be deemed or construed to cure or excuse any breach by Seller or Buyer of any of its representations, warranties and covenants in this Agreement, and the rights and remedies under this Section 2.3 shall be in addition to, and not in lieu of, any other such rights or remedies provided for under this Agreement or by operation of law.

2.4 Transition. Both Parties agree to the transition plans and terms provided in Schedule 2.4. During the transition period, which shall not exceed 90 days, Seller shall provide to Buyer such assistance as is reasonably required to provide for the transfer of customer accounts and the billing of such accounts. Should such assistance require travel to Buyer’s location, all travel, lodging and per diem expense shall be at the expense of Buyer.

ARTICLE 3.
ASSUMPTION OF LIABILITIES

3.1 Assumed Liabilities. Buyer agrees that at Closing it will assume, and agree to pay, perform and discharge when due, only the following obligations of Seller as such obligations relate to the Business (the “Assumed Liabilities”):

(a)  Accounts Payable. All accounts payable by Seller in respect of the Business, but only to the extent existing from and after Closing and reflected in Schedule 3.1(a) (“Accounts Payable”);

(b)  Accrued Expenses. All expenses of Seller with respect to the Business, the type of which are typically classified as an accrued expense, but only to the extent existing as of Transfer (“Accrued Expenses”);

(c)  Deferred Revenue Liability. All unearned revenue fulfillment obligations of the Business attributable to prepaid service contracts for active customers (the “Active Prepaid Service Contracts”) and any credits for services not yet rendered, but only to the extent existing as of Transfer (“Deferred Revenue Liability”); and

(d)  Liabilities Under Contracts. All obligations of Seller under the Contracts set forth in Schedule 3.1(d), but only to the extent such obligations are to be performed from and after the Transfer Date and do not constitute payment in arrears for services or other matters occurring prior to Closing or delayed payment on the purchase price of an Acquired Asset.

(e)  Excluded Liabilities. Notwithstanding any provision of Section 3.1 of this Agreement or any other document or instrument to the contrary, Buyer shall assume only the Assumed Liabilities as specifically set forth on the Schedules herein set forth and shall not assume or in any way be liable or responsible for any other debts, obligations or liabilities of Seller of any kind whatsoever, whether known or unknown, absolute, contingent, accrued or otherwise, and whether arising before or after the Closing Date (the “Excluded Liabilities”). The Excluded Liabilities shall remain the sole obligation of Seller and shall be retained, paid, performed and discharged by such parties.

ARTICLE 4.
PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

4.1 Purchase Price.

a.  In consideration for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer at Closing, and as consideration for the representations, warranties, covenants and agreements of Seller contained in this Agreement and contained in the Ancillary Agreements, Buyer shall purchase all of the Acquired Assets for a total purchase price based on a price multiple of revenues plus accounts receivable minus deferred revenue. The price multiple will be based on the annualized value of the current monthly service obligations of the customers in Good Standing conveyed (herein referred as “Annualized Revenues”) as follows: The dial-up services, email services and web acceleration and other related services shall be valued at sixty percent (60%) of the annualized revenues for such services. The Qwest DSL and related services shall be valued at fifty percent (50%) of their annualized revenues. The dedicated T-1 and other high bandwidth (Ethernet) services shall be valued at twenty percent (20%) of their annualized revenues. All web hosting, IP address and domain hosting services shall be valued at seventy-five percent (75%) of their annualized revenues. Advertising trade accounts will be valued based on the retail value of the services provided by Seller. No other trade accounts will be valued in the sale. No value shall be placed on non-recurring services. All of the foregoing in aggregate shall be known as the “Subscriber Value”. Seller’s computation of the purchase price shall be set forth on Schedule 4.1(a) and shall serve as the Estimated Purchase Price at Closing. The Purchase Price shall be computed by Buyer and Seller at Settlement pursuant to 4.3.

4.2 Manner of Payment.

(a)  The Purchase Price shall be paid as follows:

(i)  At Closing, Buyer shall deliver to Seller (by wire transfer or other immediately available funds) a cash amount equal to SIX HUNDRED THOUSAND DOLLARS ($600,000) of the Estimated Purchase Price (the “Closing Payment”). Buyer shall also provide assurances in a form acceptable to Seller that an amount sufficient to pay the remaining amounts due on the Purchase Price is reserved and available for payment to Seller.; and

(ii)  At Settlement, Buyer shall deliver or cause to be delivered to Seller a cash amount equal to the Purchase Price minus the cash amount previously paid (the “Holdback”), .

4.3 Computation of Estimated Purchase Price and Purchase Price.

(a)  Estimated Purchase Price. At Closing, Seller will calculate the Estimated Purchase Price by determining the annualized revenues per service category and apply the multipliers from 4.1 for each category of service (Subscriber Value). Expenses paid by Seller for periods on or after Transfer, valued at 100%, and Accounts Receivable for these customers shall be added to the Purchase Price. Deferred Revenue for these customers shall be subtracted from the Purchase Price. For determining the Estimated Purchase Price all customers who are paid through the date of Transfer or who have made payments on their accounts during January, 2007 shall be included and valued as set forth in 4.1.

(b)  Purchase Price. The Purchase Price shall be determined at Settlement as set forth in this section. At Settlement, Buyer and Seller shall determine the Subscriber Value by determining the actual value of the annualized revenues per service category of the customers conveyed and in Good Standing as of the date of Transfer multiplied by the multipliers from 4.1. Amounts prepaid by customers for periods after Transfer that are received and retained by Seller for services to be received after Transfer, and liabilities assumed by Buyer shall be deducted. Schedule 4.3(b) sets forth a list of all Active Prepaid Service Contracts, which list is complete and correct in all respects. The actual list will be delivered to Buyer in electronic form

(c)  Any payments not accounted for in the calculation of the Purchase Price and received by Buyer for services provided by Seller prior to Transfer or any other payments accruing to Seller for times prior to Transfer shall be paid to Seller by Buyer upon receipt.

(i)  Transition Related Expenses: All transition related expenses, included in schedule 2.4(a) herein, or determined after closing, due to either Buyer or Seller will be added or deducted from the Holdback amount at Settlement.

(d)  Allocation of Purchase Price. The Purchase Price shall be allocated at or after final Settlement by mutual agreement. A reasonable allocation of consideration will be determined by Buyer and must thereafter be approved by the Seller. Each Party shall file its respective income tax returns on the basis of the allocations agreed upon , and no Party shall thereafter take a return position inconsistent with such allocation. Each Party shall fully comply with the reporting requirements of Section 1060 of the Code relating to allocation rules for certain asset acquisitions, and will use this allocation as the basis for completing IRS Form 8594, which the Parties shall each file with the IRS on a timely basis.

4.4 Other Adjustments and Prorations. Any real estate, personal property, and other taxes, utilities, rents, charges, license charges and other assessments that inure to the benefit of both Seller and Buyer, if any, shall be prorated at the Closing between Seller and Buyer based on the actual number of days applicable to pre-Closing and post-Closing use.

4.5 Closing and Settlement.

(a)  Closing shall take place via fax transmission on February 28, 2007. Monies will be paid via electronic transfer of funds. Subsequent to closing original signed documents will be exchanged via overnight mail. All conditions set forth in Sections 7.1 and 7.2 must have been satisfied or waived (other than conditions with respect to actions that the respective Parties will take at Closing and Settlement ) Closing may also occur on a date and at a location as the Parties may mutually determine. (the “Closing Date”).

(b)   Transfer of Assets and Assumption of Liabilities shall take place as of midnight on the 28th of February, 2007. This shall be the effective time and date for all matters regarding valuation of revenues, assets and liabilities pursuant to this transaction.

(c)  Settlement of the consideration payable under the terms of this Agreement (“Settlement”) shall occur no later than ten (10) days after the end of the Holdback Period. If any amount is in dispute on the Settlement date, the amount not in dispute shall be paid and the disputed amount shall be held in escrow at Smith River Bank pending resolution of the dispute with interest accruing for the benefit of the party receiving such sum or any portion thereof.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE 5 are, to the best of Seller’s knowledge based upon diligent investigation and reliable information, correct and complete as of the date of this Agreement and will be correct and complete on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 5, except where a specific date is indicated).

5.1 Organization, Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Wyoming. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of Idaho and Montana. Seller has full corporate and other power and authority to conduct its business and to own its property, as now conducted and owned.

5.2 Authorization, etc. Seller will have full corporate and other power and authority to execute and deliver this Agreement and all Ancillary Agreements required to be executed and delivered by it under this Agreement, and to perform the terms of this Agreement and of all such other Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller shall, on the Closing Date, have been duly and validly authorized by all necessary action in respect thereof on the part of Seller (including, without limitation, all approvals required by Seller’s Shareholders and Board of Directors), and no other corporate action on the part of Seller or its shareholders will then be necessary. This Agreement and the Ancillary Agreements each represent the legal, valid and binding obligation of Seller, enforceable against each of them in accordance with their respective terms.

5.3 No Legal Bar. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, result in a breach of, result in or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the cancellation or unilateral modification or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of Seller, (ii) any contract, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or will be obtained by Seller prior to the Closing or the obtaining of which has been waived by Buyer in writing, or (iii) any order, writ, judgment, injunction, decree, award, ruling, statute, rule or regulation applicable to Seller or any of the Acquired Assets or the Business. There is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent, waiver or approval of any governmental authority or any third party as a condition to the lawful consummation of the transactions contemplated by this Agreement or the transfer to Buyer of ownership of the Acquired Assets.

5.4 No Defaults. Seller is not in violation of, or in default under, (a) any provision of the Articles of Incorporation or Bylaws of Seller, as amended to the Closing Date, (b) any Governmental Authorization, (c) any law, rule or regulation, (d) any order, judgment, writ, injunction, award, decree, determination, license or permit by which Seller or its assets or properties is or may be bound, or (e) any contract relating to or otherwise affecting the operation of the Business to which Seller is a party. To the best knowledge of Seller, no event or circumstance has occurred and is continuing which with the giving of notice or the passage of time or both would constitute a default, or would cause any of the representations and warranties contained in (a), (b), (c), (d) or (e) above not to be true and correct. Except with respect to the Qwest Contracts, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any Business Contract.

5.5 Governmental Authorizations. All Governmental Authorizations necessary to permit Seller to own the Acquired Assets and operate the Business as it is now being operated are in full force and effect.

5.6 RESERVED

5.7 Absence of Certain Changes or Events. Since October 16, 2006, Seller has carried on the Business in the ordinary course, consistent with past practice, and has not:

(a)  suffered (involuntarily or voluntarily (or received notice of any event or occurrence which, with our without notice or the passage of time or both, could reasonably result in) any adverse changes in the condition (financial or otherwise), results of operations, earnings, properties, business, or prospects which individually or in the aggregate have been materially adverse to the Acquired Assets or the condition (financial or otherwise), results of operations, earnings, properties, business or prospects of the Business other than historically consistent growth and churn in the number of subscribers experienced by Seller;

(b)  incurred or paid any indebtedness, obligation, or other liability (contingent or otherwise), except for indebtedness, obligations and liabilities incurred or paid solely for the benefit of the Business in the ordinary course of business, and there does not exist a set of circumstances that could reasonably be expected to result in any such indebtedness, obligation or liability;

(c)  changed the manner in which it collects its accounts receivable;

(d)  failed to pay any material account payable or indebtedness when due or otherwise delayed the payment of any material account payable outside the ordinary course of business;

(e)  changed the payment terms with its vendors;

(f)  guaranteed any liabilities or obligations of any other Person;

(g)  created, permitted or allowed any Lien of any kind with respect to the Acquired Assets or any of its other properties, businesses or assets;

(h)  made any capital expenditure or commitments for any addition to property, plant or equipment, or entered into any service agreement, capital or operating lease, or any other agreement related to the operation of the Business, which exceeds $5,000 in the aggregate;

(i)  suffered or received notice of any damage, destruction or loss in excess of $5,000 (whether or not covered by insurance) to any FF&E or properties;

(j)   suffered any strike, collective bargaining negotiation, dispute, grievance, controversy or other similar labor trouble;

(k)  sold, transferred, licensed, leased or removed from its premises any of its tangible assets except in the ordinary course of business or sold, assigned, licensed, transferred or granted any rights under or with respect to any of its Intellectual Property;

(l)   executed, amended, or terminated any material Business Contract to which it is or was a party or by which the Acquired Assets are or were bound or affected; amended, terminated or waived any of its rights thereunder; or received notice of termination, amendment, or waiver of any agreement or any material rights thereunder;

(m)  disclosed any confidential information or trade secrets of Seller to any third party (other than Buyer);

(n)  made any change in its accounting methods or policies; or

(o)  entered into any agreement or made any commitment to take any of the types of action described in subsections 5.8(a) through 5.8(p) through above.

5.8 Title Conveyed; Condition and Sufficiency of Assets.

(a)  Seller is the sole and exclusive owner of all right, title and interest in and to the Acquired Assets and has good and valid title to the Acquired Assets, free and clear of Liens. Seller has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver the Acquired Assets to Buyer, and at the Closing Buyer will acquire good and valid title to the Acquired Assets, free and clear of all Liens (including, without limitation, obligations under capital leases). Except for the Excluded Assets and for such assets or properties as have been consumed or otherwise disposed of in the ordinary course of business, the Acquired Assets constitute all of the assets, properties and property rights used by Seller to carry on the Business as presently conducted and as proposed to be conducted and include all tangible and intangible assets relating to the Business. None of the Excluded Assets are essential for the operation of the Business in the manner in which it is currently operated.

(b)  Each item of tangible personal property included in the Acquired Assets has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used; provided that, other than warranties provided by manufacturers and included in the Acquired Assets transferred to Buyer under the terms of this Agreement, and, except as otherwise agreed to or represented to Buyer in this or other documents executed in consummation of this transaction, SELLER SHALL HAVE NO WARRANTY, OBLIGATION OR LIABILITY TO BUYER WITH RESPECT TO ANY NON-COMFORMANCE OR DEFECT IN ANY TANGIBLE PROPERTY INCLUDED IN THE ACQUIRED ASSETS SOLD PURSUANT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; BUYER IS PURCHASING THE TANGIBLE PROPERTY INCLUDED IN THE ACQUIRED ASSETS “AS IS”.

5.9 Accounts Receivable. To the best of Seller’s knowledge, except with respect to accounts billed pursuant to USAC governmental procedures, the Active Accounts Receivable are reflected properly on the books and records of Seller, are valid receivables arising only from bona fide transactions, are subject to no setoffs or counterclaims, are collectible, and will be collected in due course at their recorded amounts, subject only to actual bad debts experienced. Seller is not aware of any material vendor/payor relationship where the vendor/payor has given notice of any inability to pay accounts receivable according to the terms thereof.

5.10 Tax Matters.

(a)  All federal, state, local and foreign Tax returns (including, without limitation, consolidated, combined or unitary income Tax returns) required to be filed by or on behalf of Seller or with respect to Taxes for which Seller may have any liability have been accurately and correctly prepared and duly and timely filed. All Taxes due and payable by Seller on or before Closing have been paid. No Tax return relating to Seller is on extension, and to the knowledge of Seller there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might result in a determination adverse to Seller or the Business except as adequately reserved against in its financial statements. Seller has sufficient assets in reserve, not including the Acquired Assets, to fully pay any taxes, interest thereon, and/or penalties which may or will become due to any taxing authority.

5.11 No Litigation. Except as disclosed on Schedule 5.11, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Seller, threatened in any court or by or before any governmental agency to which Seller is a party or otherwise affecting the Acquired Assets or the Business as now or heretofore conducted by Seller. The foregoing notwithstanding, there is no action, suit, claim, investigation or proceeding which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. Seller is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Acquired Assets or its conduct of the Business as now or heretofore conducted by it, and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of Seller to conduct the Business or any part thereof as now or heretofore conducted by it.

5.12 Insurance. Seller shall, until the Closing Date, maintain insurance policies against casualty losses on all Acquired Assets to the extent such coverage is available and in such amounts as Seller deems appropriate. There are no disputes with the underwriters of any such policies and all premiums due, payable and invoiced have been paid. There are no pending or, to the best knowledge of Seller, threatened terminations or premium increases with respect to any of such policies and Seller has no knowledge of any condition or circumstance applicable to the Business which might result in such termination or increase. To the best of Seller’s knowledge, Seller is not in default with respect to any provisions or requirements of any such policy and Seller has not failed to give any notice or present any claim thereunder in due and timely fashion.

5.13 Compliance with Laws.

(a)  Seller, to the best of its knowledge,

(i)  is in compliance with all laws, rules, regulations, ordinances, reporting and licensing requirements and orders (including, without limitation, all equal opportunity, safety (including the Occupational Safety and Health Act of 1970), environmental and zoning laws, rules and regulations) applicable to the Business or any Business Employees (because of such employees’ activities on behalf of it), and no condition exists which with or without notice or passage of time or both shall cause Seller not to remain in such compliance; and

(ii)  has received no notification from any agency or department of federal or state or local government asserting that Seller is not in compliance (or in the past has not been in compliance) with any of the statutes, regulations, ordinances or standards of such governmental authority, or threatening to revoke or not renew any license, franchise, permit or other Governmental Authorization, and is subject to no agreement or written understanding with any governmental authority with respect to its assets or the Business.

5.14 Vendor Contracts

(a)  Schedule 5.16(a) is complete list of all telecommunications circuit and service contracts to be assumed or executed by Buyer.

(b)  Buyer agrees to maintain the existing contractual relationship with Contact Communications by executing new contracts for the existing services for a minimum of one year following the date of Transfer. These contracts are material elements of this sale and shall be executed at Closing. True copies of all such contracts and other vendor contracts to be assumed by Buyer have been provided to Buyer.

(c)  All such vendor contracts are assignable to Buyer (with or without consent) and, upon assignment to and assumption by Buyer pursuant to this Agreement, will be valid, binding and in full force and effect and enforceable by Buyer in accordance with their respective terms.

5.15 RESERVED

5.16 RESERVED

5.17 No Guaranties. None of the obligations or liabilities of Seller are guaranteed by any Person, nor has Seller guaranteed the obligations or liabilities of any other Person.

5.18 No Bankruptcy. Seller is not insolvent or the subject of Bankruptcy or any similar proceeding.

5.19 RESERVED

5.20 Misstatements and Omissions. No representation or warranty made by the Seller in this Agreement or the Ancillary Agreements, or in any statement, certificate, exhibit, schedule, or other instrument furnished to Buyer pursuant hereto, or in connection with the transactions contemplated by this Agreement, to the best of Seller’s knowledge contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading and to the best of Seller’s knowledge there is no fact or condition which has not been disclosed in writing to Buyer that adversely affects Seller or the Business or the ability of Seller to perform its obligations under this Agreement.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that the statements contained in this ARTICLE 6 are, to the best of Buyer’s knowledge, correct and complete as of the date of this Agreement and will be correct and complete on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 6, except where a specific date is indicated).

6.1 Organization. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Nevada.

6.2 Authorization, etc. Buyer has full corporate power and authority to execute and deliver this Agreement and all Ancillary Agreements required to be executed and delivered by it, and to perform the terms of this Agreement and of all such other Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer has been duly and validly authorized by all necessary action in respect thereof on the part of Buyer (including, without limitation, all approvals required by Buyer’s board of directors and shareholders), and no other corporate action on the part of Buyer or its members or managers is necessary. This Agreement and the Ancillary Agreements each represent the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms.

6.3 No Legal Bar. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not (a) conflict with or violate (i) any provision of Buyer’s Articles of Incorporation or Bylaws or (ii) any contract, obligation, agreement, plan, arrangement, commitment or the like to which Buyer is a party or by which Buyer or its assets or properties may be bound or affected; (b) to Buyer’s knowledge, breach or contravene any law, rule, or regulation; (c) violate any order, judgment, writ, injunction, award, decree, determination, license or permit by which Buyer or its assets or properties may be bound or affected; or (d) result in or require the creation or the imposition of any Lien on any assets or properties of Buyer.

6.4 No Bankruptcy. Buyer is not insolvent or the subject of any Bankruptcy or any similar proceeding.

6.5 Broker’s and Other Fees. Neither Buyer nor its members, managers, directors or officers had employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

6.6 Buyers Funding. Buyer has sufficient funds and/or financing available or committed as of the date of this Agreement to close the transaction contemplated by this Agreement.

6.7 Due Diligence. By executing this Agreement, Buyer acknowledges the receipt, review and sufficiency of all documents, reports, financial information and other material requested in the course of execution of due diligence by Buyer in connection with execution of this Agreement. The parties acknowledge that Buyer’s access to certain information was either restricted by agreement in order not to disturb the orderly operation of the company during the due diligence period or reserved for inspection after execution of this agreement.

ARTICLE 7.
CLOSING CONDITIONS

7.1 Conditions to Closing of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the following conditions precedent:

(a)  Representations and Warranties. The representations and warranties of Seller contained in ARTICLE 5 (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall, without giving effect to any supplement to the disclosure schedules, be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

(b)  Performance. Seller shall have duly performed and complied in all material respects with all covenants, agreements and conditions required to be performed or complied with by it prior to or on the Closing Date;

(c)  No Objecting Litigation. No action, suit or proceeding shall be pending or threatened before any court, governmental agency or other regulatory or administrative agency or commission, in which Seller is named as a party, which seeks to restrain, prevent or change the transactions contemplated hereby, questions the validity of such transactions, or which would negatively impact the Business (including, without limitation, any action, suit or proceeding wherein an unfavorable judgment or order would cause the transactions contemplated hereby to be rescinded);

(d)  Closing Certificate. Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1(a), 7.1(b) and 7.1(c) has been satisfied in all respects;

(e)  RESERVED.

(f)  Secretary’s Certificate. Delivery to Buyer of a certificate from the secretary or assistant secretary of Seller (i) attaching copies of its Articles of Incorporation and board and shareholder resolutions recommending and authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements and the taking of all action required hereunder and thereunder or in connection herewith and therewith on behalf of Seller, and (ii) certifying the incumbency of officers of Seller and their genuine signatures, with a cross certification of such secretary’s or assistant secretary’s incumbency and genuine signature;

(g)  Third Party Approvals and Consents. Except as provided in Section 2.3 and 3.1(d), delivery to Buyer of all such written approvals, consents and waivers (including the passage of time for objection) of third parties (in a form satisfactory to Buyer) which are required to be obtained in connection with the transactions contemplated by this Agreement and which are necessary for the ownership by Buyer of any of the Acquired Assets, free and clear of all Liens, including, without limitation, all consents to assignment of Acquired Contracts;

(h)  Instruments of Transfer. Execution and delivery to Buyer by Seller on the Closing Date of a Bill of Sale and Assignment and such other endorsements, assignments, and other good and sufficient instruments of conveyance and transfer as are provided for herein, and any other instruments in form and substance reasonably satisfactory to Buyer and its counsel as shall be effective to vest in Buyer all of the right, title and interest of Seller in, to and under the Acquired Assets, free and clear of all Liens (including, without limitation, an Assignment of United States Service Mark in respect of Seller ’s “OneWest” service mark and related service marks);

7.2 Conditions to Closing of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the following additional conditions precedent:

(a)  Representations and Warranties True and Correct. The representations and warranties of Buyer contained in ARTICLE 6 (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall, without giving effect to any supplement to the disclosure schedules, be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

(b)  Performance. Buyer shall have duly performed and complied in all material respects with all covenants, agreements and conditions required to be performed or complied with by it prior to or on the Closing Date;

(c)  Closing Certificate. Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7.2(a) and 7.2(b) has been satisfied in all respects;

(d)  Good Standing Certificate. Delivery to Seller of a certificate issued by the Nevada Secretary of State as to the good standing of Buyer as of a date not more than thirty (30) days prior to Closing;

(e)  Secretary’s Certificate. Delivery to Seller of a certificate from the manager of Buyer (i) attaching copies of its Articles of Incorporation and Bylaws and resolutions authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements and the taking of all action required hereunder and thereunder or in connection herewith and therewith on behalf of Buyer, and (ii) certifying the incumbency of officers of Buyer and their genuine signatures, with a cross certification of such officer’s incumbency and genuine signature; and

(f)  Instruments of Assumption. Execution and delivery to Seller by Buyer on the Closing Date of an Assumption Agreement.

7.3 Waiver of Conditions. Closing of the transaction contemplated by this Agreement shall be deemed fulfillment of any of the conditions precedent set forth in this ARTICLE 7 to such Party’s obligations hereunder, but the waiver of any such condition shall not, unless such Party expressly so provides, constitute a waiver of any other rights or remedies that such Party may have hereunder, including without limitation, those provided under ARTICLE 9 hereof.

ARTICLE 8.
COVENANTS

8.1 Joint Covenants. Seller and Buyer covenant and agree with the other as follows:

(a)  Public Announcements. No Party shall make or cause to be made any public announcement, statement or release to the press, or written statement to a competitor, customer or other third party (except to its advisors, attorneys or consultants), with respect to this Agreement or the transactions contemplated hereby without the other Party’s written consent, except as may be necessary, in the opinion of counsel, to comply with any law. Without limiting the generality of the foregoing, neither shall disclose the terms or subject matter of the transaction contemplated by this Agreement without the express written consent of the other Party, unless and except to the extent required by law after prior notice to the non-disclosing Party. Both parties agree that Buyer must file an 8-K with the SEC as required by law that contains this agreement and other supporting Closing documents. Both parties agree that a press release acceptable to both parties must be issued to inform Buyer’s shareholders of this transaction.

(b)  Best Efforts. Subject to the terms and conditions herein provided and consistent with the respective obligations of each Party, each Party shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(c)  Further Assurances. Each Party shall, at any time and from time to time after the Closing Date, upon request of any other Party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, instruments, assignments, transfers, powers of attorney and assurances as may be reasonably required in order to carry out the intent of this Agreement

8.2 Additional Covenants of Seller. Seller further covenants and agrees with Buyer as follows:

(a)  Affirmative Business Covenants. Except with the prior written consent of Buyer in its sole discretion, prior to the Closing Date, Seller shall conduct the Business only in the ordinary course and shall to the best of its ability do the following:

(i)  Preserve the Business and maintain the Acquired Assets and its business organization intact;

(ii)  Preserve the good will of contract parties, customers, clients, lessors, suppliers, employees of and others having relations with the Business;

(iii)  Maintain the Acquired Assets in customary repair, working order and condition (reasonable wear and tear excepted) and not dispose of any such assets, except consistent with standard industry practices;

(iv)  Provide Buyer with copies of all Business Contracts executed subsequent to the date hereof and prior to Closing;

(v)  Comply with all regulations and laws applicable to it in the conduct of the Business and present to Buyer for approval prior to submission all materials to be submitted to any applicable government agency or regulatory body between the date hereof and Closing;

(vi)  Keep in full force and effect insurance coverage with reputable insurers, which in respect of amounts, types and risks insured is that which its management reasonably believes to be adequate for the conduct of the Business;

(vii)  Pay all Accounts Payable incurred in connection with the conduct of the Business which are due and owing within thirty (30) days of receipt of the corresponding invoice except Accounts Payable disputed by Seller in good faith as set forth on Schedule 8.2(a)(vii); and

(viii)  Give any notices to third parties and use best efforts to obtain any third party consents required for the assignment to Buyer of any Acquired Contracts or otherwise required in connection with the transactions contemplated hereby, and give any notices to, make any filings with and use its best efforts to obtain any authorizations, consents and approvals of any governmental or regulatory agencies required in connection with the transactions contemplated hereby.

(b)  Negative Business Covenants. On and after the date hereof, until the Closing Date, Seller shall not take (and the Principals shall cause Seller not to take) any of the following actions, or agree to take any such actions with respect to or in connection with the operation of the Business, except with the prior written consent of Buyer in its sole discretion or as otherwise provided in this Agreement:

(i)  Transfer, assign, dispose of, pledge or encumber, or otherwise alter in any material respect, any of the Acquired Assets;

(ii)  Merge or consolidate with any other Person or permit any other Person to merge into Seller; acquire any stock; issue any of its equity, whether in exchange for money, goods and services required for use in connection with the Business, or otherwise; effect any reorganization or recapitalization; or acquire any assets of any other Person;

(iii)  Authorize or make any material change in operations (including, without limitation, any material change in the manner in which accounts receivable are collected); incur any material absolute or contingent liabilities or commitments; lease, sell or dispose of any material part of its assets; enter into any capital or operating lease or any other agreement for the purchase of materials, supplies, services, equipment or capital item or items involving consideration of more than $5,000 per contract or series of related contracts or continuing over a period of more than three (3) months after the Closing Date;

(iv)  Take any action or permit the occurrence of any change or event which would render any of its representations and warranties contained in this Agreement untrue in any respect at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, or which might reasonably be expected to have a material adverse effect on the Business or the Acquired Assets; or

(v)  Take any action that would adversely affect the ability of any Party to obtain any necessary approvals of governmental authorities or consents of private parties required for the transaction contemplated hereby or which would adversely affect its ability to perform its covenants and agreements contained herein.

(c)  Notification. Seller shall promptly advise Buyer in writing of any material adverse change, known or threatened, in (i) the financial condition, business or affairs of either Seller or the Business or (ii) the validity of the representations and warranties herein other than historically consistent growth and churn in the number of subscribers experienced by Seller. In addition, Seller will update by written amendment or supplement any matters previously disclosed on the schedules hereto or other disclosures made in writing by Seller to Buyer, and Seller hereby represents and warrants that such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof. Such updates and supplements shall not in any way be deemed or construed to modify any representations or warranties previously made, all of which shall continue in full force and effect, nor shall the provision of such updates or supplements be deemed or construed to cure or otherwise excuse any breach of a representation or warranty by Seller under ARTICLE 5.

(d)  Other Offers. On and after the date hereof through Closing, Seller shall not directly or indirectly solicit, encourage, facilitate, entertain or accept (nor shall Seller permit any of its officers, directors, employees or agents, directly or indirectly, to solicit, encourage, facilitate, entertain or accept), including by way of furnishing information, any inquiries or proposals for a merger, consolidation, share exchange or similar transaction involving Seller or the Business or for the acquisition of the stock or other ownership interests or all or any substantial portion of the assets or business of Seller, or discuss with or enter into conversations with any Person concerning such merger, consolidation, share exchange, acquisition or other similar transaction. Seller shall withdraw or reject any such offers outstanding as of the date hereof. Seller shall promptly notify Buyer orally (to be confirmed in writing as soon as practicable thereafter) of all of the relevant details relating to any inquiries or proposals that it they may receive relating to any such matters. Seller acknowledges and agrees that any remedy at law for breach of the foregoing covenant shall be inadequate, and in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, without regard to the adequacy of any remedy at law, and without the necessity of posting any bond.

(e)  Access. Between the date of this Agreement and Closing, Seller shall provide to the authorized representatives of Buyer complete and unimpeded access at all reasonable times to all of the offices, warehouses, properties and other facilities, books and records of Seller, will permit the Buyer to make such inspections of the Business and the Acquired Assets as the Buyer may reasonably require and will cause its officers and management personnel to furnish the Buyer with such financial and operating data and other information with respect to the Business and its assets and properties as the Buyer may reasonably from time to time request. In addition, Seller shall, upon Buyer's reasonable request and at such times as Buyer and Seller deem appropriate, use reasonable best efforts to arrange for access to and meetings with the vendors, suppliers, customers and sales channels of, and other third parties related to, the Business for purposes of discussing the transfer and transition to Buyer following Closing of Seller’s relationships with such vendors, suppliers, customers and sales channels.

(f)  Enforcement of Beneficial Agreements. To the extent Seller is the beneficiary of any non-disclosure, non-competition, confidentiality or other similar agreement or covenant related to the Acquired Assets or the Business, Seller shall, at the request of Buyer, enforce subsequent to Closing the terms of such agreement or covenant and/or shall permit Buyer to maintain an action to enforce such agreement or covenant in Seller’s name.

(g)  Post-Closing Tax Matters. Following the Closing, Seller shall pay over to the taxing authorities of each jurisdiction to which it is subject all Taxes not paid prior to Closing for which Buyer could have transferee liability or in respect of which any of the Acquired Assets could be subjected to a Lien therefor, including sales taxes. Notwithstanding the foregoing, Seller may contest in good faith, at its expense, the validity or application, in whole or in part, of any Taxes that it is obligated by this subsection 8.2(g) to pay.

(h)  RESERVED.

(i)  Covenant Not To Use Names. Seller may continue to operate under the name “OneWest, Inc.” in order to fulfill the purposes of this Agreement, but, in order that Buyer may have and enjoy the full benefit of the Acquired Assets and the Business, Seller agrees that it will not use or permit any Person under its joint or individual control to use the terms “OneWest.net”, “OneWest” or “OneWest Internet Services”, or any logo associated therewith, or any confusingly similar copyright, trademark, trade name, service mark, service name, slogan or assumed name or logo in any manner whatsoever, including, without limitation, the use of such copyright, trademark, trade name, service mark, service name, slogan or assumed name in promotional materials. Effective upon the Closing, Seller grants to Buyer all rights as Seller has in and to the terms “OneWest.net”, “OneWest” and “OneWest Internet Services”. This provision shall not be deemed to be in limitation or derogation of the full and complete transfer of the Intellectual Property to be made to Buyer at Closing as provided herein.

(j)  Transition. Seller shall not take any action that is designed or intended to discourage, or which has the effect of discouraging, any customer, client, supplier, vendor or trade creditor of the Business from maintaining a business relationship with Buyer following Closing substantially similar to that maintained by Seller prior to Closing, or otherwise harming or interfering with such relationship, nor shall Seller make any statement to any third party or otherwise in public that is intended to or has the effect of disparaging such business relationships or Buyer or the Business.

(k)  Collection of Assets. Subsequent to Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by Seller hereunder and to endorse with Seller’s name any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders or any other items included in the Acquired Assets and incurred after Closing.

(l)  Non-competition Agreement. Commencing with the Closing and continuing for five years thereafter, Seller and its officers as set forth on Schedule 8.2(l) each shall and do hereby agree not to invest in, start, or take a senior management role in any company whose principal business is providing Internet access services in the states of Montana and Idaho. Commencing with Closing and continuing for two years thereafter, Seller and its officers each shall and do hereby agree not to directly target for solicitation for ISP related services any person that was a customer of Seller acquired by the Buyer in this transaction, and not to solicit any Buyer employees to leave the employment of Buyer.

ARTICLE 9.
EXPENSES, INDEMNITY AND SET OFF

9.1 Expenses. Except as expressly set forth to the contrary herein, Buyer and Seller shall be responsible for their own costs and expenses incurred in connection with the transactions contemplated hereby, including the fees and expenses of counsel, accountants and consultants. All applicable state sales taxes, transfer taxes, and real estate transfer taxes, if any, in respect of the transactions contemplated hereby and all fees or charges payable with respect to the sale, assignment or transfer to Buyer of any of the Acquired Assets shall be borne by Seller.

9.2 Indemnification by Seller.

(a)  Seller shall indemnify, defend and hold harmless Buyer and its Affiliates from and against, and will reimburse Buyer and its Affiliates the amount of, any claim, expense, damage, liability or loss (including, without limitation, reasonable attorneys’ fees and other reasonable costs and expenses incident to, and amounts paid or required to be paid in settlement of, any claim, suit, action or proceeding, including, without limitation, claims, suits, actions or proceedings to enforce this indemnity obligation), whether or not involving a Third Party Claim (a “Loss”), suffered, sustained, incurred, paid or required to be paid by Buyer or its Affiliates which arises out of, results from or is related to:

(i)  the breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement (without giving effect to any supplement or bring down to the disclosure schedules at Closing);

(ii)  Taxes (including sales and use Taxes) imposed on the Business or the Acquired Assets or Buyer or any Affiliate thereof as a result of operations relating to the Business conducted prior to the Closing Date,

(iii)  any claim (known or unknown, contingent or otherwise, whether arising in contract, contribution, indemnity, tort or otherwise), suit, action or proceeding that relates to Seller, the Business, or the Acquired Assets (including any Acquired Contract), in which the principal event giving rise thereto (i) occurred prior to the Closing Date, or (ii) arises after the Closing Date from events or circumstances occurring, or any action or inaction of or representations, warranties or guaranties made, or alleged to have been made, by Seller, its members, managers, directors, officers, employees or agents, prior to the Closing Date.

9.3 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against, and will reimburse Seller and its Affiliates the amount of, any Losses suffered, sustained, incurred, paid or required to be paid by Seller or its Affiliate which arises out of, results from or is related to (a) the breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement, (b) any of the Assumed Liabilities, except to the extent such Losses arise out of, result from or are related to Excluded Liabilities or constitute Losses for which Seller is required to indemnify Buyer under Section 9.2 above, or (c) operation of the Business or Acquired Assets from and after the Closing Date.

9.4 Indemnification Procedure--Third Party Claims.

(a)  Promptly after receipt by an indemnified party of notice of a claim from a third party (a “Third Party Claim”) which may give rise to a claim for indemnification hereunder, such indemnified party shall, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of such Third Party Claim. Notwithstanding the foregoing, the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnified party’s failure to give such notice, and then only to the extent of such prejudice.

(b)  Any indemnifying party will have the right to defend the indemnified party against the Third Party Claim with counsel of its choice reasonably satisfactory to the indemnified party so long as (i) the indemnifying party notifies the indemnified party in writing within ten (10) days after the indemnified party has given notice of the Third Party Claim that the indemnifying party will indemnify the indemnified party from and against the entirety of any Loss the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the indemnified party, and (v)  the indemnifying party conducts the defense of the Third Party Claim actively and diligently.

(c)  So long as the indemnifying party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party (not to be withheld or delayed unreasonably), and (iii) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnified party (not to be withheld or delayed unreasonably).

(d)  In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied in any material respect, however, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, any indemnifying party in connection therewith), (ii) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the indemnifying party will remain responsible for any Loss the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ARTICLE 9.

9.5 Indemnification Procedure-Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

9.6 Buyer’s Right of Setoff. After the Holdback Period, unless otherwise mutually agreed by the Parties, Buyer may offset against payment of the Purchase Price, or any other amount due from Buyer to Seller hereunder or under any other agreement to which Buyer and Seller are parties, (i) the amount of any Loss to which it is entitled under this Agreement, and (ii) any amount due to Buyer from Seller as damages for the breach of any of the provisions of the Non-competition Agreement and/or any other agreement to which Buyer and Seller are parties. The foregoing notwithstanding, Buyer’s right of setoff as provided for in this Section 9.6 shall be subject to, and not in lieu of, the remedy provided for in Section 11.11 of this Agreement.

9.7 Survival. All representations, warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transaction contemplated hereby. The right to indemnification, reimbursement, or other remedy based on the breach of such representations, warranties, covenants and obligations shall not be affected by any due diligence or other investigation conducted by the Party seeking relief. The waiver of any condition based on the accuracy of any representations or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on the breach of such representations, warranties, covenants and obligations.

ARTICLE 10.
TERMINATION

(a)  Termination of Agreement. This Agreement may be terminated prior to Closing only by mutual written consent of Seller and Buyer. If at Closing, either Buyer or Seller is unable to close for any reason this agreement shall be considered terminated without further notice required.

ARTICLE 11.
GENERAL PROVISIONS

The following shall be applicable throughout the term of this Agreement:

11.1 Amendments and Waivers; Construction. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be set forth in a writing duly executed by Seller and Buyer, and then only to the extent specifically set forth therein. This Agreement shall not be construed more strictly against one Party than the other by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

11.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns. However, except for an assignment of this Agreement by Buyer to an Affiliate of Buyer, which shall be permitted without the prior written consent of Seller, no Party may assign or transfer any of its rights under this Agreement or any interest herein without the prior written consent of the other Party.

11.3 Counterparts. This Agreement and any amendment hereof may be executed in any number of counterparts and by each Party on a separate counterpart, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. In producing this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

11.4 No Waivers by Implication. No waiver by any Party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed a further or continuing waiver of any condition or covenant, representation or warranty of this Agreement. No course of dealing on the part of any Party (or their respective officers, directors, employees, consultants and agents) nor any failure or delay by any Party with respect to exercising any of their respective rights, powers or privileges under this Agreement shall operate as a waiver thereof.

11.5 Notices. Unless otherwise specified herein, all notices, requests and other communications to any Party hereunder shall be in writing (including telexes, telecopies, facsimile transmissions and similar writings) and shall be given to such Party at its address or telecopier number set forth below or such other address or telecopier number as such Party may hereafter specify for that purpose by notice to the other Party.

If to Buyer:

Sitestar Corporation
7109 Timberlake Road #201
Lynchburg, VA 24502
Telecopier: (818) 332-4213
Attention: Mr. Frank R. Erhartic, Jr.

If to Seller :

OW Holdings, Inc.
937 West Main Street
Riverton, WY 82501
Telecopier: (307) 856-1499
Attention: Mr. Steve Mossbrook

With Copies to:

Patton & Davison
P.O. Box 945
1920 Thomes Ave. Suite 600
Cheyenne, WY 82001-0945
Telecopier: (307) 635-6904
Attention: Alex Davison, Esq.

Each such notice, request or other communication shall be effective (a) if given by telecopier, when such telecommunication is transmitted and confirmation of receipt obtained, (b) if given by mail, upon receipt, or (c) if given by any other means, when delivered at the address specified in this Section 11.5.

11.6 Reproductions. This Agreement and all other documents, instruments and agreements in the possession of Buyer or Seller which relate hereto or thereto may be reproduced by Buyer or Seller, and any such reproduction shall be admissible in evidence, with the same effect as the original itself, in any judicial or other administrative proceeding, whether the original is in existence or not. No Party will object to the admission in evidence of any such reproduction, unless the objecting Party reasonably believes that the reproduction does not accurately reflect the contents of the original and objects on that basis.

11.7 Entire Agreement. This Agreement, together with the exhibits and schedules to this Agreement, embodies the entire agreement and understanding between Buyer and Seller with respect to the subject matter hereof, and supersedes all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including, without limitation, that certain Letter of Intent dated October 16, 2006, by and among the Parties. If there is a conflict between the terms, conditions, representations, warranties and covenants contained in this Agreement and any other document, then the provisions in this Agreement shall control.

11.8 Exhibits, Schedules and Attachments. The exhibits, schedules and attachments attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits, schedules and attachments and the provisions of this Agreement, the provisions in this Agreement shall control. Each Party is responsible for the accuracy of its respective schedules regardless of any assistance provided by any other Party in connection with the preparation of the schedules.

11.9 Rights Cumulative. Except as set forth herein, all rights, powers and remedies herein given to the Parties are cumulative and not alternative, and are in addition to all statutes or rules of law; any forbearance or delay by any Party in exercising the same shall not be deemed to be a waiver thereof; and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Buyer or the Selling Parties, as the case may be.

11.10 Governing Law. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the Wyoming applicable to contracts made and to be performed entirely within Wyoming.

11.11 Arbitration. Any unresolved controversy or dispute between the Parties, including, without limitation, one arising out of or relating to this Agreement, the Acquired Assets or the Business, shall be settled by binding arbitration. The arbitration proceedings shall be initiated and conducted before the Judicial Arbiter Group of Denver, Colorado or another arbitrator mutually agreed to by the parties in accordance with, but not administered by, the then-existing rules and procedures for expedited procedures of the American Arbitration Association. The Parties understand and agree that the arbitration does not allow a trial by jury. The Parties agree that the decision of the arbitration proceeding shall be final and binding on the Parties except for any appeal rights granted by applicable law. Payments of the arbitrator’s expenses and fees, together with other expenses, not including attorneys’ fees incurred in the conduct of the arbitration, shall be shared equally by the Parties. Each party shall pay its own attorneys’ fees, even though that party may be the prevailing party in the arbitration proceedings. The enforceability of this provision shall be governed by federal, not state, law in accordance with the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

11.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, such invalidity shall not affect any other provision that can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

11.13 Captions. The captions of and sections in this Agreement are for convenience of reference only, shall not define or limit the provisions hereof and shall not have any legal or other significance whatsoever.

11.14 Third Party Rights. It is the intention of the Parties that nothing in this Agreement shall be deemed to create any right with respect to any Person not a party to this Agreement or the successor or assign thereof.

11.15 Written Agreement Required/No Oral Modification. Notwithstanding any negotiations or discussions between Seller and/or Buyer, or any statements made in connection therewith, there shall be no legally binding agreement with regard to the transactions contemplated by and the subject matter of this Agreement, unless and until the Parties have duly executed and delivered to each other a final agreement among them.

11.16 Confidentiality and Non-Disclosure. Neither Buyer nor Seller nor any of their shareholders, directors, officers, employees, representatives or advisors shall (i) make any public statement about the contemplated transaction without the prior written consent of the other party, unless that party determines in good faith, on the advice of legal counsel, that public disclosure is required by law, in which case that party shall consult with the other party prior to making a statement, or (ii) discuss the potential transaction with any third party, other than representatives and advisors who are bound to confidence. Any public announcement concerning the transaction contemplated by this Agreement shall be jointly prepared and approved by the parties. Notwithstanding the foregoing, both Parties agree that the terms of the transaction, including financial, business and all other specifics of the transaction, including financial, business and all other specifics of the transaction, will not be disclosed, except as required by a governmental entity or court of law, to any third party without the expressed written consent of both Parties, and that such disclosure will constitute a material breach of this Agreement. Both parties agree that Buyer must file an 8-K with the SEC as required by law that contains this agreement and other supporting Closing documents. Both parties agree that a press release acceptable to both parties must be issued to inform shareholders of this transaction. This provision shall survive Closing.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BUYER:

Sitestar Corporation.
a Nevada corporation

By:
Name: Frank R. Erhartic, Jr.
Title: President

SELLER:

OW Holdings, Inc.
a Wyoming corporation

By:
Name: Steven A. Mossbrook
Title: President

ANNEX I

Certain Definitions

“Accounts Payable” shall have the meaning given in Section 3.1(a).

“Accrued Expenses” shall have the meaning given in Section 3.1(b).

“Acquired Assets” shall have the meaning given in Section 2.1.

“Acquired Contracts” shall have the meaning given in subsection 2.1(d).

“Active Accounts Receivable” shall have the meaning given in Section 2.1(a).

“Active Prepaid Service Contracts” shall have the meaning of the services of the customers that are conveyed and in Good Standing that have paid for service but have not fully received it as of the Transfer Date. These Customers, their service and the value of their unused portion of their service are listed in Schedule 4.3(b)

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by or under common control with another Person; (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person; (iii) any officer, director or partner of such Person; and (iv) if such Person is an officer, director or partner, any such company for which such Person acts in such capacity.

“Agreement” means this Asset Purchase Agreement, as originally executed, as amended, supplemented or otherwise modified from time to time.

“Ancillary Agreements” means all exhibits or agreements contemplated by this Agreement to which Seller is a necessary party.

“Assumed Liabilities” shall have the meaning given in Section 3.1.

“Bankruptcy” means with respect to any Party: (i) the filing of an application by a Party for, or its consent to, the appointment of a trustee, receiver or custodian of its assets; (ii) the entry of an order for relief with respect to a Party in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (iii) the making by a Party of a general assignment for the benefit of creditors; (iv) the entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of a Party; (v) the failure by a Party generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code or the admission in writing of its inability to pay its debts as they become due.

“Business” shall have the meaning given in the Recitals.

“Buyer” shall have the meaning given in the Preamble.

“Closing” means the closing of the purchase and sale of the Acquired Assets occurring on the Closing Date.

“Closing Date” means the date of Closing, as determined pursuant to Section 4.5.

“Closing Payment” shall have the meaning given in Section 4.2(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Deferred Revenue Liability” shall have the meaning given in Section 3.1(c).

“Domain Names” means all Internet domain names and URLs, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, all rights to the domain name “onewest.net” and other URLs used in the Business as well as those listed in Schedule 2.1(j).

“Estimated Purchase Price ” shall have the meaning given in Section 4.3(a).

“Excluded Assets” shall have the meaning given in Section 2.2.

“Excluded Liabilities” shall have the meaning given in Section 3.1(e).

“Generally accepted accounting principles” or “GAAP” means accounting principles that are generally accepted in the United States.

“Good Standing” customers who, at Settlement, have paid through the date of Transfer shall be considered in Good Standing. see Section 4.3(a).

“Governmental Authorizations” means the governmental licenses, franchises, permits, privileges, immunities, approvals and other governmental authorizations that are required in connection with the operation of the Business and ownership of the Acquired Assets by Seller, including, without limitation, all licenses issued by the Federal Communications Commission.

“Holdback” shall have the meaning given in Section 4.2(a)(ii).

“Holdback Period” shall have the meaning given in Section 4.2(b).

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including but not limited to a lien or security interest arising from a mortgage, charge, pledge, assignment, hypothecation, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, or other encumbrance of any nature whatsoever on or with respect to any cash, property, right to receive income or other assets of any nature whatsoever.

“Loss” or “Losses” shall have the meaning given in Section 9.2(a).

“Party” or “Parties” shall have the meaning given the term in the Preamble.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, or other entity or a government or any agency, authority or political subdivision thereof.

“Prepaid Expenses” shall have the meaning given in Section 2.1(b).

“Principals” shall have the meaning given in the Preamble.

“Purchase Price” shall have the meaning given in Section 4.3 .

“Seller” shall have the meaning given in the Preamble.

“Settlement” and “Settlement Amount” shall have the meaning given in Section 4.5.

“Taxes” means all federal, state, local and foreign income, employment, franchise, capital stock, excise, gross receipts, sales, use, property, real estate and stamp taxes, payments in lieu of taxes, levies, duties, assessments and fees of any nature, together with all related penalties, fines or additions to tax or interest thereon.

“Third Party Claim” shall have the meaning given in Section 9.4(a).

“Transition Period” shall have the meaning given in Section 2.4.

“USAC” shall mean the Universal Service Administrative Company.

Schedule 2.1(c)

List of all current clients and customers of the Business, which lists are to be delivered to Buyer at Closing in electronic format and labeled as Schedule 2.1(c).

Schedule 2.1(c)(i)
List of High Bandwidth customers to be excluded from the Agreement, which lists are to be delivered to Buyer at Closing in electronic format and labeled as Schedule 2.1(c)(i).

Schedule 2.1(c)(iv)

List of Broadband customers to be excluded from the Agreement, which lists are to be delivered to Buyer at Closing in electronic format and labeled as Schedule 2.1(c)(iv).

Schedule 2.1(e)
Equipment Conveyed

This list has been provided to Buyer in electronic format.

Schedule 2.1 (j)

Included herein is a list of all Seller owned domains that will transferred to Buyer upon Closing:

☐	onewest.net

☐	rmisp.com

☐	blissnet.com

☐	sweetwater.net

☐	lightcom.net

☐	magiclink.com

☐	srv.net

☐	hi-line.net

☐	ixi.net

☐	lib.org

☐	imine.net

☐	mthomepage.com

☐	usalinks.net

☐	zoomtime.net

☐	surfband.net

Schedule 2.4

The Parties agree to the following transition related terms at Closing;

1.	Seller agrees to provide Buyer with a list of all necessary user names and passwords to servers and software on or immediately after the Transfer Date.

2.	Buyer and Seller agree that pro-rata apportionment of any Accounts Payable (A/P) relating to A/P assumed by Buyer will be adjusted appropriately in the final Settlement.

3.	Seller shall implement appropriate steps to ensure that business related communication shall be forwarded to Buyer during the transition period.

4.
Seller will provide Buyer with a compressed version of all Platypus data files as of midnight on the Date of Transfer. These files will be placed on a secure FTP site for Buyer to download as soon as possible after Transfer, but in no event later than 2 am on the following day. These data files will be the record from which Subscriber Value is to be determined and audited, and will be retained as a static record for this purpose.

Schedule 2.4(a)

There are no anticipated Transition Related Expenses. Any such expenses that develop during transition will be credited to the Buyer or Seller as appropriate at Settlement.

Schedule 3.1a
Accounts Payable
Buyer Assumed Non-Contractual and Other Liabilities

Vendor	Purpose	Period	Amount	Agrmt?
Dexonline.com	Online phone directory listing for all markets	Monthly	TBD	No
Google	On-line advertising	Monthly	~$600	No
Fremont Telecom	Dial-up service	Monthly	TBD	No
Level 3	National Roaming	Monthly	~$500.00	Yes
Silver Star Telephone	Redirection of customer calls	Monthly	18.65
Phone Directories	Phone Book Listings in Various Markets			No
Dexmedia	Yellow Page Advertisements in all markets	Monthly	~$1,700	No
Qwest	All Frame circuits, PVCs and IPVCs on Frame Relays not covered by Agreement	Monthly	Various	No
Qwest	Certain voice telephone lines not covered by the Qwest Agreements	Monthly	Various	No
Yellow Book USA	Yellow Page Advertisements in various markets	Monthly	~$200.00	No

Schedule 3.1d

Buyer Assumed Contractual Liabilities.

1.	Buyer agrees to the full assumption and assignment of all of Seller’s Telecommunications Contracts in this Schedule 3.1(d)

2.	Buyer agrees to the full assumption and assignment of all of Seller’s Other Vendor Contracts in this Schedule 3.1(d).

Vendor	Purpose	Period	Amount	Agrmt?
Contact Communications	Network services	Monthly	Various	To be replaced
Hostopia	Web services	Monthly	~$100.00	Yes
Level 3	Roaming	Monthly	~$500.00	Yes
CallWave	Call Intercept	Monthly	~250.00	Yes
WCS	Long Distance	Monthly	~1,500.00	No
Propel	Accelerator service	Monthly	$1,000	Yes
Ikano	Internet services	Monthly	~$500.00	Yes
Qwest Communications	DSL Megahost	Monthly	NA	No

Schedule 4.1(a)

The Estimated Purchase Price will be determined at closing and delivered to Buyer in electronic format.

Schedule 4.3(b)

The list of all Active Prepaid Service Contracts will be determined at Closing and delivered to Buyer in electronic format.

Schedule 5.11

Included herein is a list of all litigation in which Seller is a named party.

District Court of the Ninth Judicial District, County of Fremont, State of Wyoming. Docket No. 34168.

Entitled: OW HOLDINGS, INC. d/b/a ONEWEST.NET, a Wyoming Corporation, Plaintiff v. ROCKY MOUNTAIN INTERNET, INC., a Montana Corporation, Defendant.

Complaint for Declaratory Judgment in which the Plaintiff seeks a declaration from the court that no further payments are due and owning to RMI under a certain agreement under which Plaintiff purchased subscribers from Defendant in Montana.

Amount in Controversy - approx. $20,000.

Schedule 5.16(a)

The list of telecommunications circuits and contracts will be delivered to Buyer in electronic format.

Schedule 8.2(a)(vii)

Seller has disputed a number of invoices from Qwest Communications. Seller will pay the invoices when the disputes are resolved and the correct amount is determined. No other Accounts Payable are in dispute.